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                                                                   EXHIBIT 10.41



Coram Healthcare Corporation
Coram, Inc.
1125 Seventeenth Street, Suite 2100
Denver, Colorado  80202

                                                                  April 13, 1998

Attention:        Richard Smith
                  Wendy Simpson

Ladies and Gentlemen:

                  You have requested that we exchange the Subordinated Rollover Notes and the Warrants issued pursuant to the Securities Purchase Agreement dated as of April 6, 1995 among the Company, Coram and Coram Funding, Inc., for New Notes.

                  We (collectively, the "Noteholders") hereby agree to work with you to restructure the Subordinated Rollover Notes (the "Existing Notes") by means of an exchange of the Existing Notes and the Warrants for New Notes having substantially similar terms as are set forth on the attached Summary of Indicative Restructuring Terms, which is made a part hereof. It is understood and agreed that this letter and the Summary of Terms does not constitute a commitment of the Noteholders, but represents the basis on which the Noteholders are prepared to negotiate with you in good faith with a view to proceeding to definitive documentation as soon as is reasonably practicable.

                  You may treat this letter as satisfying the condition, as set forth in our letter to you dated March 29, 1998 ( the "1998 Deferral Letter"), to the deferral of interest and fees on the Existing Notes extending beyond April 13, 1998; provided, however, that if the Closing Date (as defined in the Summary of Terms) does not occur by June 30, 1998, the references in the 1998 Deferral Letter to "September 30, 1998" shall be changed to "June 30, 1998".

                  You expressly agree that the terms of any documentation which follow this letter are not limited to those set forth in the Summary of Terms.

                                        CERBERUS PARTNERS, L.P.


                                        By:   /s/ JOYCE C. JOHNSON-MILLER
                                            --------------------------------
                                        Name:  Joyce C. Johnson-Miller
                                        Title: Managing Director


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                                        GOLDMAN SACHS CREDIT PARTNERS, L.P.
                                        by GSEM Partners, its general partners


                                        By:  /s/ EDWARD A. MULE
                                           -------------------------------------
                                        Name:  Edward A. Mule
                                        Title: Managing Director


                                        FOOTHILL CAPITAL CORPORATION



                                        By:  /s/
                                           -------------------------------------
                                        Name:
                                        Title: Vice-President


Acknowledged and Agreed:

CORAM HEALTHCARE CORPORATION


By:  /s/ DONALD J. AMARAL
   --------------------------------------------
Name:    Donald J. Amaral
Title:   Chairman and Chief Executive Officer


CORAM, INC.


By:  /s/ DONALD J. AMARAL
   --------------------------------------------
Name:    Donald J. Amaral
Title:   Chairman and Chief Executive Officer















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                          CORAM HEALTHCARE CORPORATION

                    SUMMARY OF INDICATIVE RESTRUCTURING TERMS
                           SUBORDINATED ROLLOVER NOTES


         Disclaimer: These indicative terms do not constitute any form of binding contract but rather are solely for the purpose of outlining the terms pursuant to which definitive agreements may ultimately be entered into. The restructuring is contingent upon the negotiation and execution of satisfactory documentation.

ISSUER:                          Coram, Inc. (the "Company").

GUARANTORS:                      Coram Healthcare Corporation ("Holdings") and
                                 each subsidiary of Holdings which is a
                                 "Subsidiary Guarantor" under the Existing
                                 Rollover Notes (defined below).

EXCHANGE:                        Cerberus, GSCP and Foothill (the "Noteholders")
                                 will agree to exchange all their existing
                                 Subordinated Rollover Notes (including all deferred amounts of interest and fees thereon and interest on such deferred amounts) (the
                                 "Existing Rollover Notes") and all Warrants issued or issuable under the Securities
                                 Purchase Agreement dated as of April 6, 1995 among the Company, Holdings and Coram Funding,
                                 Inc. (the "Existing Warrants") for their ratable share of the New Notes.

AMOUNTS:                         $150 million Series A Notes.

                                 $___ million Series B Convertible Notes (amount of Series B Notes will represent (i) the balance of the amounts owing under or with respect to the Existing Rollover Notes through and including the Effective Date, plus (ii) $8.4 million for the Existing Warrants.

EFFECTIVE DATE:                  April 13, 1998, provided the exchange of the
                                 Existing Rollover Notes for the New Notes (the
                                 "Closing") has occurred on or prior to May 4, 1998. If the Closing has not occurred by May 4, 1998, the Effective Date will be the date on which Closing occurs (the "Closing Date") but in no event shall the Closing

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                                 Date be later than June 30, 1998. If, at any
                                 time, the only outstanding condition to Closing is the New Amaral Employment Agreement (as hereinafter defined) (the "Employment Agreement Condition"), then the Effective Date shall be
                                 (i) April 13, 1998, if all conditions other than the Employment Agreement Condition are satisfied or waived on or prior to May 4, 1998, or (ii) such later date on or prior to June 30, 1998 on which all conditions other than the Employment Agreement Condition are satisfied or waived. The parties agree that once all conditions to Closing, other than the Employment Agreement Condition have been satisfied, the parties will be legally and irrevocably bound to close the transaction upon the earlier of satisfaction by the Company or waiver by the Noteholders of the Employment Agreement Condition, provided, however, that such satisfaction or waiver occurs on or prior to June 30, 1998.

RANKING: The New Notes will be senior unsecured obligations of the Company and will rank pari passu with all other senior debt of the Company.

SERIES A NOTES:                  Interest Rate 9 7/8% per annum, payable
                                 quarterly in arrears, increasing by 5/8% on each of (i) the date falling 6 months after the date of issuance if EBITDA for the 9 months ended September 30, 1998 is less than $22.5 million and (ii) the date falling 12 months after the date of issuance if EBITDA for the 12 months ended March 31, 1999 is less than $32.5 million.

                                 Maturity The later of (i) October 2000 and (ii) the maturity date of the new bank facility.

                                 Interest Payments Subject to the following proviso, the Company shall have the right to pay interest on each interest payment date by issuing additional Series A Notes ("Additional Series A Notes") in principal amount equal to the amount of interest due. Additional Series A Notes shall otherwise be identical to the outstanding Series A Notes and will be issued to the Noteholders pro rata; provided, however, that interest shall be payable in cash if trailing 12-month EBITDA less CAPEX

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                                 (to be defined) divided by Total Interest
                                 Expense (to be defined but not to include
                                 Series B Notes interest expense) is equal to or greater than 2.0.

                                 Company's Option to Redeem The Series A Notes are redeemable at the option of the Company, in whole or in part, at any time on not less than 10 Business Days' notice, at 103% of their principal amount plus payment of accrued interest.

                                 Holders' Option to Redeem In the event of any change of control, merger, consolidation or other combination by the Company or Holdings in which the Company or Holdings, as the case may be, is not the surviving entity, or transfer of all or substantially all the assets of the Company or Holdings, the Noteholders shall have the one-time option to put the Series A Notes at 103% of the principal amount thereof plus payment of accrued interest.

SERIES B NOTES:                  Interest Rate  8% per annum.

                                 Maturity 10 years from issuance.

                                 Interest Payments Interest on the Series B
                                 Notes will accrue quarterly in arrears. The
                                 Company, at its option, may pay interest in cash or issue additional Series B Notes ("Additional Series B Notes") in principal amount equal to the amount of interest accrued on each interest payment date. Additional Series B Notes shall otherwise be identical to the outstanding Series B Notes and will be issued to the Noteholders pro rata.

                                 Companys' Option to Redeem The Series B Notes will not be redeemable at the option of the Company.

                                 Holders' Option to Redeem In the event of any change of control, merger, consolidation or other combination by the Company or Holdings in which the Company or Holdings, as the case may be, is not the surviving entity, or transfer of all or substantially all the assets of the Company or Holdings, the Noteholders shall have the one-time option to put the Series B



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                                 Notes at 103% of the principal amount thereof
                                 plus accrued interest. In addition, the
                                 Noteholders shall have a one-time right to put the Series B Notes at par plus accrued interest in October 2000 (or upon the maturity of the Series A Notes, if later).

                                 Conversion Rights At each Noteholder's option, at any time prior to maturity, the Series B Notes (including any Additional Series B Notes) will be convertible into common stock of Holdings at the Conversion Price, subject to adjustment for dilution.

                                 Conversion Price The Conversion Price shall be $3.00 per share, subject to adjustment on 4/13/99 and 10/13/99 (each a "Conversion Price Adjustment Date"). On each Conversion Price Adjustment Date, the Conversion Price will be adjusted to reflect the average closing price of Holdings' stock for the 20 consecutive trading days prior to such Conversion Price Adjustment Date; provided, however, that (i) the Conversion Price on the second Conversion Price Adjustment Date cannot exceed the Conversion Price in effect on the first Conversion Price Adjustment Date, and (ii) the Conversion Price shall not exceed $3.00 per share.

                                 Anti-Dilution Provisions The Series B
                                 Conversion Rights will be adjusted to provide usual and customary anti-dilution protection, including with respect to stock splits, recapitalizations and issuances below market or conversion price.

PROVISIONS COMMON TO
SERIES A AND SERIES B:           Covenants The Notes will be cross-defaulted
                                 with the Company's existing and future funded indebtedness and will contain affirmative, negative and financial convenants to be determined, including, without limitation, a prohibition on the incurrence of new debt and on making any restricted payments.

                                 Asset Sales/Purchases The Company will not be required to apply the net proceeds of sale of any assets to pay down the


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                                 New Notes. The Noteholders will have the right
                                 to approve any acquisition by Holdings, the Company or any subsidiary with consideration in excess of $10 million.

                                 Events of Default The Notes will contain usual and customary default provisions, including, but not limited to, (i) any early termination or breach by Don Amaral of the Non-Compete Agreements (defined below), and (ii) Don Amaral leaving the Company at any time (other than by reason of his incapacitation or death).

                                 Representations and Warranties The Notes will contain usual and customary representations and warranties for this type of notes.

                                 Registration Rights The holders of the Notes will be granted usual and customary demand and piggy-back registration rights, with respect to the New Notes and the common stock issuable upon conversion of the Series B Notes.

                                 Transfer Restrictions The Notes will be
                                 transferable upon the conditions to be
                                 specified in the exchange agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.

EXISTING WARRANTS:               The Noteholders will exchange all Existing
                                 Warrants for $12.4 million, $8.4 million of which shall be represented in the principal amount of the Series B Notes and $4 million of which shall be paid in cash on the earlier of
                                 (i) the closing of the new bank facility and
                                 (ii) 90 days after the Closing Date.

BOARD REPRESENTATION:            The Noteholders shall have the right to appoint
                                 one director to the Board of Holdings. In the event that the Noteholders do not appoint a director, the Noteholders shall have board observation rights which will include the right to receive all information provided to board members.



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NON-COMPETE
AGREEMENTS:                      As a condition precedent to the exchange for
                                 the New Notes, Don Amaral will sign: (i) a two-year non-compete agreement covering the home healthcare industry, (ii) a non-compete agreement for the entire healthcare industry which will expire upon the expiry of his current employment agreement with the Company, and (iii) upon entering into a new employment agreement with the Company, a two-year non-compete agreement for the entire healthcare industry. Each Non-Compete Agreement shall be in a form approved by the Noteholders. The restrictions in the Non-Compete Agreements will expire upon early repayment of the New Notes.
                                 The Company will use its best efforts to enter into a new employment agreement with Don Amaral by May 31, 1998 (the "New Amaral Employment
                                 Agreement").

APPROVAL OF NEW
BANK FACILITY:                   The Noteholders will consent to the new senior
                                 secured bank facility agreement, subject to their review and approval of the terms and satisfactory documentation.

EXPENSES:                        The Company shall pay all reasonable outside
                                 legal and consulting fees of the Noteholders in connection with the transaction.

INDEMNITIES:                     The Company shall indemnify each Noteholder and
                                 its respective affiliates and its and their directors, officers and employees against all losses and damages resulting from the transaction other than such losses and damages which arise out of such person's gross negligence or willful misconduct.

ACCOUNTING TREATMENT:            For accounting purposes only, the Company may
                                 treat the interest rate on the New Notes as applying to the Existing Rollover Notes from January 1, 1998 through the Effective Date, by capitalizing the interest spread between the Existing Rollover Notes and the New Notes during such period. This calculation is for accounting purposes only and will not affect the issue date of the New Notes, the Effective
                                 Date or have any economic impact on the
                                 Noteholders whatsoever.



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CONDITIONS PRECEDENT:            The exchange for the New Notes will be subject
                                 to conditions precedent which are customary for transaction of this type.

SUBORDINATION:                   The principal and premium, if any, and interest
                                 on the New Notes will be subordinated to designated senior debt of the Company under the senior back facility on terms to be agreed upon. Any documentation relating to this subordination shall require the approval of the Noteholders.

GOVERNING LAW:                   New York.

                  IT IS UNDERSTOOD AND AGREED THAT THIS SUMMARY OF TERMS DOES NOT CONSTITUTE A COMMITMENT OF THE NOTEHOLDERS TO ENTER INTO THE RESTRUCTURING, BUT REPRESENTS THE BASIS ON WHICH THE NOTEHOLDERS ARE PREPARED TO NEGOTIATE WITH YOU IN GOOD FAITH WITH A VIEW TO PROCEEDING TO DEFINITIVE DOCUMENTATION AS SOON AS IS REASONABLY PRACTICABLE.

                  YOU EXPRESSLY AGREE THAT THE TERMS OF THE DEFINITIVE DOCUMENTATION FOR THIS TRANSACTION ARE NOT LIMITED TO THOSE SET FORTH IN THE SUMMARY OF TERMS.

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